Contract # *D0068*

CONTRACT
STATE OF FLORIDA
DEPARTMENT OF ECONOMIC OPPORTUNITY

THIS CONTRACT ("Contract") is made and entered into by and between the State of Florida, Department of Economic Opportunity ("DEO"), and ***OUR MicroLending, LLC*** ("Loan Administrator"). DEO and Loan Administrator are sometimes referred to herein individually as a "Party" and collectively as "the Parties."

I. LOAN ADMINISTRATOR AGREES:

A. Attachment 1, Scope of Work:

Loan Administrator agrees to provide the goods and/or services in accordance with the conditions and criteria specified herein, and in Attachment 1, Scope of Work.

B. Type of Contract:

This Contract is a fixed-fee Contract.

C. Contract Period:

This Contract shall take effect upon the date on which the last Party signs (Effective Date). The term of this Contract begins on the Effective Date and ends three (3) years after the Effective Date (Expiration Date), unless terminated earlier in accordance with the provisions herein. DEO shall not be obligated to pay for costs incurred by Loan Administrator related to this Contract prior to its beginning date or after its ending date, and costs will only be paid by DEO to the extent authorized herein. Loan Administrator acknowledges that while no extension of this Contract is contemplated, if an extension is necessary due to events beyond the control of Loan Administrator, any consideration of an extension will be subject to the availability of funds and further conditioned upon Loan Administrator's satisfactory performance of all duties and obligations hereunder, as determined by DEO.

D. Contract Award of Funds:

DEO, contingent upon receipt of documentation from Loan Administrator of evidencing the establishment of a separate interest bearing account for deposit of all funds in connection with this Contract, shall disburse the awarded funds to Loan Administrator in the total amount of **$3,000,000.00** to be used by Loan Administrator in accordance with the provisions herein. The State of Florida and DEO's performance and obligation to pay under this Contract is contingent upon an annual appropriation by the Legislature. DEO shall be the final authority as to the availability of funds for this Contract, and as to what constitutes an "annual appropriation" of funds to complete this Contract. If such funds are not appropriated or available for the Contract purpose, such event will not constitute a default on DEO or the State. DEO agrees to notify Loan Administrator in writing at the earliest possible time if funds are not appropriated or available. The cost for services rendered under any other Contract or to be paid from any other source is not eligible for reimbursement under this Contract.

E. **Requirements of paragraphs (a) – (i) of subsection 287.058(1), Florida Statutes (F.S.):**

1. Loan Administrator shall submit bills for fees or other compensation for services or expenses in sufficient detail for a proper pre-audit and post-audit thereof.

2. Travel expenses are not authorized under this Contract.

3. Loan Administrator shall allow public access to all documents, papers, letters or other materials made or received by Loan Administrator in conjunction with this Contract, unless the records are exempt from section 24(a) of Article 1 of the State Constitution and section 119.07(1), F.S. It is expressly understood that DEO may unilaterally cancel this Contract for Loan Administrator's refusal to comply with this provision.

4. Loan Administrator shall perform all duties and requirements identified in Attachment 1, Scope of Work.

5. Receipt by Loan Administrator of DEO's written acceptance of the units of deliverables specified herein is a condition precedent to payment under this Contract and is contingent upon Loan Administrator's compliance with the specified performance measure (i.e., each deliverable must satisfy at least the minimum acceptable level of service specified in the Scope of Work and DEO shall apply the applicable criteria stated in the Scope of Work to determine satisfactory completion of each deliverable).

6. Loan Administrator shall comply with the criteria and final date by which such criteria must be met for completion of this Contract.

7. Renewal: This Contract may not be renewed.

8. If Loan Administrator fails to perform in accordance with the Contract, DEO shall apply the financial consequences specified herein.

9. Unless otherwise agreed in writing, intellectual property rights to preexisting property will remain with Loan Administrator; whereas, intellectual property rights to all property created or otherwise developed by Loan Administrator specifically for DEO will be owned by the State of Florida through DEO. Proceeds derived from the sale, licensing, marketing or other authorization related to any such DEO-controlled intellectual property right shall be handled in the manner specified by applicable state statute.

F. **Governing Laws of the State of Florida:**

1. Loan Administrator agrees that this Contract is executed and entered into in the State of Florida, and shall be construed, performed, and enforced in all respects in accordance with the laws, rules, and regulations of the State of Florida. Each Party shall perform its obligations herein in accordance with the terms and conditions of the Contract. Without limiting the provisions of Section II.D., Dispute Resolution, the exclusive venue of any legal or equitable action that arises out of or relates to the Contract shall be the appropriate state court in Leon County, Florida; in any such action, the Parties waive any right to jury trial.

2. Loan Administrator agrees that it is in compliance with the rules for e-procurement as directed by Rule 60A-1.030, F.A.C. and that if applicable, will maintain eligibility for this Contract through the MyFloridaMarketplace.com system.

3. DEO shall ensure compliance with section 11.062, F.S., and section 216.347, F.S. Loan Administrator shall not, in connection with this or any other agreement with the State, directly or indirectly: (1) offer, confer, or agree to confer any pecuniary benefit on anyone as consideration for any State officer or employee's decision, opinion, recommendation, vote, other exercise of discretion, or violation of a known legal duty; or (2) offer, give, or agree to give to anyone any gratuity for the benefit of, or at the direction or request of, any State officer or employee. For purposes of clause (2), "gratuity" means any payment of more than nominal monetary value in the form of cash, travel, entertainment, gifts, meals, lodging, loans, subscriptions, advances, deposits of money, services, employment, or contracts of any kind. Upon request of DEO's Inspector General, or other authorized State official, Loan Administrator shall provide any type of information the Inspector General deems relevant to Loan Administrator's integrity or responsibility. Such information may include, but shall not be limited to, Loan Administrator's business or financial records, documents, or files of any type or form that refer to or relate to this Contract. Loan Administrator shall retain such records in accordance with the record retention requirements of Part V of Attachment 2, Audit Requirements.

4. Loan Administrator agrees to reimburse the State for the reasonable costs of investigation incurred by the Inspector General or other authorized State official for investigations of Loan Administrator's compliance with the terms of this or any other agreement between Loan Administrator and the State which results in the suspension or debarment of Loan Administrator. Such costs shall include, but shall not be limited to: salaries of investigators, including overtime; travel and lodging expenses; and expert witness and documentary fees. Loan Administrator shall not be responsible for any costs of investigations that do not result in Loan Administrator's suspension or debarment.

5. **Public Entity Crime:** Pursuant to section 287.133(2)(a), F.S., a person or affiliate who has been placed on the convicted vendor list following a conviction for a public entity crime may not submit a bid, proposal, or reply on an agreement to provide any goods or services to a public entity; may not submit a bid, proposal, or reply on an agreement with a public entity for the construction or repair of a public building or public work; may not submit bids, proposals, or replies on leases of real property to a public entity; may not be awarded or perform work as a contractor, supplier, subcontractor or consultant under an agreement with any public entity and may not transact business with any public entity in excess of the threshold amount provided in section 287.017, F.S., for Category Two for a period of thirty-six (36) months from the date of being placed on the convicted vendor list.

6. **Advertising:** Subject to chapter 119, F.S., Loan Administrator shall not publicly disseminate any information concerning this Contract without prior written approval from DEO, including, but not limited to mentioning this Contract in a press release or other promotional material, identifying DEO or the State as a reference, or otherwise linking Loan Administrator's name and either a description of the Contract or the name of DEO or the State in any material published, either in print or electronically, to any entity that is not a Party to this Contract, except potential or actual authorized distributors, dealers, resellers, or service representatives.

7. **Sponsorship:** As required by section 286.25, F.S., if Loan Administrator is a nongovernmental organization which sponsors a program financed wholly or in part by state funds, including any funds obtained through this Contract, it shall, in publicizing, advertising, or describing the sponsorship of the program, state: "Sponsored by (Loan Administrator's name) and the State of Florida, Department of Economic Opportunity." If the sponsorship reference is in written material, the words "State of Florida, Department of Economic Opportunity" shall appear in the same size letters or type as the name of the organization.

8. **Mandatory Disclosure Requirements:**

   a. **Conflict of Interest:** This Contract is subject to chapter 112, F.S. Loan Administrator shall disclose the name of any officer, director, employee, or other agent who is also an employee of the State. Loan Administrator shall also disclose the name of any State employee who owns, directly or indirectly, more than a five percent (5%) interest in Loan Administrator or its affiliates.

   b. **Convicted Vendors:** Loan Administrator shall disclose to DEO if they are on the convicted vendor list. A person or affiliate placed on the convicted vendor list following a conviction for a public entity crime is prohibited from doing any of the activities listed in Section I.F.1.e. above for a period of thirty–six (36) months from the date of being placed on the convicted vendor list.

   c. **Vendors on Scrutinized Companies Lists:** If this Contract is in the amount of $1 million or more, in executing this Contract, Loan Administrator certifies that it is not listed on either the Scrutinized Companies with Activities in Sudan List or the Scrutinized Companies with Activities in the Iran Petroleum Energy Sector List, created pursuant to section 215.473, F.S.

      1) Pursuant to section 287.135(5), F.S., DEO may immediately terminate this Contract for cause if Loan Administrator is found to have submitted a false certification or if Loan Administrator is placed on the Scrutinized Companies with Activities in Sudan List or the Scrutinized Companies with Activities in the Iran Petroleum Energy Sector List during the term of the Contract.

      2) If DEO determines that Loan Administrator has submitted a false certification, DEO will provide written notice to Loan Administrator. Unless Loan Administrator demonstrates in writing, within ninety (90) days of receipt of the notice, that DEO's determination of false certification was made in error, DEO shall bring a civil action against Loan Administrator. If DEO's determination is upheld, a civil penalty equal to the greater of $2 million or twice the amount of this Contract shall be imposed on Loan Administrator, and Loan Administrator will be ineligible to bid on any Contract with an agency or local governmental entity for three (3) years after the date of DEO's determination of false certification by the Loan Administrator.

      3) In the event that federal law ceases to authorize the states to adopt and enforce the contracting prohibition identified herein, this provision shall be null and void.

d. **Discriminatory Vendors:** Loan Administrator shall disclose to DEO if they appear on the discriminatory vendor list. An entity or affiliate placed on the discriminatory vendor list pursuant to section 287.134, F.S. may not:

1) Submit a bid on an agreement to provide any goods or services to a public entity;

2) Submit a bid on an agreement with a public entity for the construction or repair of a public building or public work;

3) Submit bids on leases of real property to a public entity; or

4) Be awarded or perform work as a Loan Administrator, supplier, sub-Loan Administrator, or consultant under an agreement with any public entity; or transact business with any public entity.

9. Abuse, Neglect, and Exploitation Incident Reporting:

In compliance with sections 39.201 and 415.1034, F.S., an employee of Loan Administrator who knows or has reasonable cause to suspect that a child, aged person, or disabled adult is or has been abused, neglected, or exploited shall immediately report such knowledge or suspicion to the Florida Abuse Hotline by calling 1-800-96ABUSE, or via the web reporting option at http://www.dcf.state.fl.us/abuse/report/, or via fax at 1-800-914-0004.

10. Information Release:

a. DEO does not endorse any Loan Administrator, commodity, or service. No public disclosure or news release pertaining to this Contract shall be made without the prior written approval of DEO. Loan Administrator is prohibited from using Contract information, sales values/volumes and/or DEO customers in sales brochures or other promotions, including press releases, unless prior written approval is obtained from DEO.

b. Loan Administrator acknowledges that DEO is subject to the provisions of chapter 119, F.S., relating to public records and that reports, invoices, and other documents Loan Administrator submits to DEO under this Contract may constitute public records under Florida Statutes. Loan Administrator shall cooperate with DEO regarding DEO's efforts to comply with the requirements of chapter 119, F.S.

c. If Loan Administrator submits records to DEO that are confidential and exempt from public disclosure as trade secrets or proprietary confidential business information, such records should be identified as such by Loan Administrator prior to submittal to DEO. Failure to identify the legal basis for each exemption from the requirements of chapter 119, F.S., prior to submittal of the record to DEO serves as Loan Administrator's waiver of a claim of exemption.

d. Loan Administrator shall allow public access to all records made or received by Loan Administrator in conjunction with this Contract, unless the records are exempt from section 24(a) of Article I of the State Constitution and section 119.07(1), F.S. In accordance with chapter 119 F.S., Loan Administrator shall be responsible for

responding to all public records requests per the cost structure provided for records made or received by Loan Administrator in conjunction with this Contract.

e. Loan Administrator must notify DEO, both by e-mail and first class mail, within one (1) business day from receipt of all request(s) for public records, as a public record is defined in section 119.011, F.S. Notice of public records requests received by the Loan Administrator shall be e-mailed to PRRequest@deo.myflorida.com and mailed to:

Public Records Coordinator
Department of Economic Opportunity
107 East Madison Street
Tallahassee, Florida 32399
Office: (850) 245-7140

f. Loan Administrator shall notify DEO verbally within twenty-four (24) chronological hours and in writing within seventy-two (72) chronological hours if any data in Loan Administrator's possession related to this Contract is subpoenaed or improperly used, copied, or removed (except in the ordinary course of business) by anyone except an authorized representative of DEO. Loan Administrator shall cooperate with DEO in taking all steps as DEO deems advisable to prevent misuse, regain possession, and/or otherwise protect the State's rights and the data subject's privacy.

11. Funding Requirements of Section 215.971(1), F.S.:

a. Loan Administrator may only expend funding under this Contract for allowable costs resulting from obligations incurred during the Contract period.

b. Loan Administrator shall refund to DEO any balance of unobligated funds which has been advanced or paid to Loan Administrator.

c. Loan Administrator shall refund to DEO all funds paid in excess of the amount to which Loan Administrator is entitled under the terms and conditions of the Contract.

G. Loan Administrator Payments:

1. Loan Administrator will provide DEO's Contract Manager invoices in accordance with the requirements of the State of Florida Guide for State Expenditures (http://www.myfloridacfo.com/aadir/reference_guide/) with detail sufficient for a proper pre-audit and post-audit thereof. Invoices must also comply with the following:

a. Invoices must be legible and must clearly reflect the goods/services that were provided in accordance with the terms of the Contract for the invoice period. Payment does not become due under the Contract until the invoiced deliverable(s) and any required report(s) are approved and accepted by DEO.

b. Invoices must contain the Loan Administrator's name, address, federal employer identification number or other applicable Loan Administrator identification number, the Contract number, the invoice number, and the invoice period. DEO or the State may

require any additional information from Loan Administrator that DEO or the State deems necessary to process an invoice.

c. Invoices must be submitted in accordance with the time requirements specified in the Scope of Work.

2. At DEO's or the State's option, Loan Administrator may be required to invoice electronically pursuant to guidelines of the Department of Management Services. Current guidelines require that Loan Administrator supply electronic invoices in lieu of paper-based invoices for those transactions processed through the system. Electronic invoices shall be submitted to DEO's Contract Manager through the Ariba Supplier Network (ASN) in one of the following mechanisms – EDI 810, cXML, or web-based invoice entry within the ASN.

3. Payment shall be made in accordance with sections 215.422 and 287.0585, F.S., which govern time limits for payment of invoices. Section 215.422, F.S., provides that agencies have five (5) working days to inspect and approve goods and services unless the solicitation documents or the Contract Scope of Work specify otherwise. DEO has twenty (20) days to deliver a request for payment (voucher) to the Department of Financial Services. The twenty (20) days are measured from the latter of the date the invoice is received or the goods or services are received, inspected and approved. The Scope of Work may specify conditions for retainage. Invoices returned to a Loan Administrator due to preparation errors will result in a delay of payment. Invoice payment requirements do not start until a properly completed invoice is provided to DEO. DEO is responsible for all payments under the Contract.

4. Section 55.03(1), F.S., identifies the process applicable to the determination of the rate of interest payable on judgments and decrees, and pursuant to section 215.422(3)(b), F.S., this same process applies to the determination of the rate of interest applicable to late payments to vendors for goods and services purchased by the State and for contracts which do not specify a rate of interest. The applicable rate of interest is published at:

http://www.myfloridacfo.com/aadir/interest.htm

H. Final Invoice:

Loan Administrator shall submit the final invoice for payment, if any, to DEO no later than ***60*** days after the Contract ends or is terminated. If Loan Administrator fails to do so, all rights to payment are forfeited and DEO will not honor any requests submitted after this time period.

L. Return or Recoupment of Funds:

1. Loan Administrator shall return to DEO any overpayments due to unearned funds or funds disallowed pursuant to the terms of this Contract that were disbursed to Loan Administrator by DEO. In the event that Loan Administrator or its independent auditor discovers that overpayment has been made, Loan Administrator shall repay said overpayment within forty (40) calendar days without prior notification from DEO. In the event that DEO first discovers an overpayment has been made, DEO will notify Loan Administrator by letter. Should repayment not be made in a timely manner, DEO shall be entitled to charge interest at the lawful rate of interest on the outstanding balance beginning forty (40) calendar days after the date of notification or discovery. Refunds should be sent to DEO's Contract Manager, and made payable to the "Department of Economic Opportunity."

2. If authorized and approved, Loan Administrator may be provided an advance as part of this Contract.

3. Notwithstanding the damages limitations of Section II.F., if Loan Administrator's non-compliance with any provision of the Contract results in additional cost or monetary loss to DEO or the State of Florida, DEO can recoup that cost or loss from monies owed to Loan Administrator under this Contract or any other Contract between Loan Administrator and any State entity. In the event that the discovery of this cost or loss arises when no monies are available under this Contract or any other Contract between Loan Administrator and any State entity, Loan Administrator will repay such cost or loss in full to DEO within thirty (30) days of the date of notice of the amount owed, unless the Department agrees, in writing, to an alternative timeframe.

L. Vendor Ombudsman:

A Vendor Ombudsman has been established within the Department of Financial Services. The duties of this individual include acting as an advocate for vendors who may be experiencing problems in obtaining timely payment(s) from a state agency. The Vendor Ombudsman may be contacted at (850) 413-5516 or by calling the Chief Financial Officer's Hotline, (800) 342-2762.

K. Audits and Records:

1. Representatives of DEO, the Chief Financial Officer of the State of Florida, the Auditor General of the State of Florida, the Florida Office of Program Policy Analysis and Government Accountability or representatives of the federal government and their duly authorized representatives shall have access to any of Loan Administrator's books, documents, papers, and records, including electronic storage media, as they may relate to this Contract, for the purposes of conducting audits or examinations or making excerpts or transcriptions.

2. Loan Administrator shall maintain books, records, and documents in accordance with generally accepted accounting procedures and practices which sufficiently and properly reflect all expenditures of funds provided by DEO under this Contract.

3. In addition to compliance with all applicable requirements of s. 215.97, F.S., Loan Administrator will provide a financial and an operational performance audit to DEO, and ensure that all related party transactions are disclosed to the auditor.

4. Loan Administrator shall retain all Loan Administrator records, financial records, supporting documents, statistical records, and any other documents (including electronic storage media) pertinent to this Contract in accordance with the record retention requirements of Part V of Attachment 2, Audit Requirements. Loan Administrator shall cooperate with DEO to facilitate the duplication and transfer of such records or documents upon request of DEO.

5. Loan Administrator shall transfer, at no cost to DEO, all public records upon completion or termination of this Contract, and destroy any duplicate public records that are exempt or confidential and exempt from public records disclosure requirements. All electronic records shall be provided to DEO in a DEO-compatible format.

6. Loan Administrator shall include the aforementioned audit and record keeping requirements in all approved subrecipient assignments.

7. Within sixty (60) days of the close of Loan Administrator's fiscal year, on an annual basis, Loan Administrator shall electronically submit a completed Audit Compliance Certification (a version of this certification is attached hereto as Attachment 3) to audit@deo.myflorida.com. Loan Administrator's timely submittal of one completed Audit Compliance Certification for each applicable fiscal year will fulfill this requirement within all agreements (e.g., contracts, grants, memorandums of understanding, memorandums of agreement, economic incentive award agreements, etc.) between DEO and Loan Administrator.

8. If Loan Administrator is required to submit a reporting package pursuant to s. 215.97, F.S., it must be submitted in accordance with the requirements of Attachment 2, Audit Requirements, and must be received by DEO and the Auditor General of the State of Florida within forty-five (45) days of Loan Administrator's receipt from its auditor, but no later than nine months from the end of the Recipient's fiscal year.

L. Employment Eligibility Verification

1. Executive Order 11-116, signed May 27, 2011, by the Governor of Florida, requires DEO contracts in excess of nominal value to expressly require Loan Administrator to:

   Utilize the U.S. Department of Homeland Security's E-Verify system to verify the employment eligibility of all new employees hired by Loan Administrator during the Contract term.

2. E-Verify is an Internet-based system that allows an employer, using information reported on an employee's Form I-9, Employment Eligibility Verification, to determine the eligibility of all new employees hired to work in the United States after the effective date of the required Memorandum of Understanding (MOU); the responsibilities and elections of federal Loan Administrators, however, may vary, as stated in Article II.D.1.c. of the MOU. There is no charge to employers to use E-Verify. The Department of Homeland Security's E-Verify system can be found at:

   http://www.dhs.gov/files/programs/gc_1185221678150.shtm

3. If Loan Administrator does not have an E-Verify MOU in effect, Loan Administrator must enroll in the E-Verify system prior to hiring any new employee after the effective date of this Contract.

M. Duty of Continuing Disclosure of Legal Proceedings:

1. Prior to execution of this Contract, Loan Administrator must disclose all prior or on-going civil or criminal litigation, investigations, arbitration or administrative proceedings (Proceedings) involving Loan Administrator in a written statement to DEO's Contract Manager. Thereafter, Loan Administrator has a continuing duty to promptly disclose all Proceedings upon occurrence.

2. This duty of disclosure applies to Loan Administrator's officers and directors when any Proceeding relates to the officer or director's business or financial activities. Details of settlements that are prevented from disclosure by the terms of the settlement may be annotated as such.

3. Loan Administrator shall promptly notify DEO's Contract Manager of any Proceeding relating to or affecting Loan Administrator's business. If the existence of such Proceeding causes the State concern that the Loan Administrator's ability or willingness to perform the Contract is jeopardized, Loan Administrator shall be required to provide DEO's Contract Manager all reasonable assurances requested by DEO to demonstrate that:

   a. Loan Administrator will be able to perform the Contract in accordance with its terms and conditions; and,

   b. Loan Administrator and/or its employees or agents have not and will not engage in conduct in performing services for DEO which is similar in nature to the conduct alleged in such Proceeding.

N. Assignments and Subcontracts:

1. Loan Administrator shall not assign the responsibility for this Contract to another party any of the work contemplated under this Contract without prior written approval of DEO. Any sublicense, assignment, or transfer occurring without the prior approval of DEO, shall be null and void.

2. Loan Administrator agrees to be responsible for all work performed and all expenses incurred in fulfilling the obligations of this Contract. Loan Administrator shall not subcontract any of its responsibilities under this Contract.

3. Loan Administrator agrees that all work performed under the Contract shall be by properly trained technicians who meet or exceed any specified training qualifications. Upon request, Loan Administrator shall furnish a copy of technical certification or other proof of qualification. All employees performing work under the Contract must comply with all security and administrative requirements of DEO as stated herein. DEO may conduct, and Loan Administrator shall cooperate in, a security background check or otherwise assess any employee or agent furnished by Loan Administrator. DEO may require replacement of any of Loan Administrator's key personnel for cause, including, but not limited to, technical or training qualifications, quality of work, change in security status, or non-compliance with DEO's security or other requirements. Such refusal shall not relieve Loan Administrator of its obligation to perform all work in compliance with the Contract.

4. Loan Administrator agrees that the State of Florida shall at all times be entitled to assign or transfer its rights, duties, or obligations under this Contract to another governmental agency in the State of Florida, upon giving prior written notice to Loan Administrator. In the event the State of Florida approves transfer of Loan Administrator's obligations, Loan Administrator remains responsible for all work performed and all expenses incurred in connection with the Contract. In addition, this Contract shall bind the successors, assigns,

and legal representatives of Loan Administrator and of any legal entity that succeeds to the obligations of the State of Florida.

5. DEO shall retain the right to reject any of Loan Administrator's key personnel whose qualifications or performance, in DEO's judgment, are insufficient, or if a potential or an appearance of a conflict of interest exists.

O. Purchasing:

1. **Prison Rehabilitative Industries and Diversified Enterprises, Inc. (PRIDE):** In accordance with section 946.515(6), F. S., if a product or service required for the performance of this Contract is certified by or is available from PRIDE and has been approved in accordance with section 946.515(2), F. S., the following statement applies:

   It is expressly understood and agreed that any articles which are the subject of, or required to carry out, this Contract shall be purchased from the corporation identified under chapter 946, F. S., in the same manner and under the same procedures set forth in section 946.515(2) and (4), F. S.; and for purposes of this Contract the person, firm or other business entity carrying out the provisions of this Contract shall be deemed to be substituted for this agency insofar as dealings with such corporation are concerned.

   Additional information about PRIDE and the products it offers is available at http://www.pride-enterprises.org.

2. **Products Available from the Blind or Other Handicapped (RESPECT):** In accordance with section 413.036(3), F.S., if a product or service required for the performance of this Contract is on the procurement list established pursuant to section 413.035(2), F.S., the following statement applies:

   It is expressly understood and agreed that any articles that are the subject of, or required to carry out, this Contract shall be purchased from a nonprofit agency for the blind or for the severely handicapped that is qualified pursuant to chapter 413, F.S., in the same manner and under the same procedures set forth in section 413.036(1) and (2), F. S.; and for purposes of this Contract, the person, firm or other business entity carrying out the provisions of this Contract shall be deemed to be substituted for the state agency insofar as dealings with such qualified nonprofit agency are concerned.

   Additional information about the designated nonprofit agency and the products it offers is available at http://www.respectofflorida.org.

3. Loan Administrator agrees to procure any recycled products or materials which are the subject of or are required to carry out this Contract in accordance with section 403.7065, F.S.

P. MyFloridaMarketPlace Transaction Fee: Disbursements of state financial assistance under this Contract are exempt from this Transaction Fee pursuant to Rule 60A-1.032(1)(i), F.A.C.

Q. Nonexpendable Property: Loan Administrator is not authorized to use any funds provided under this agreement for purchase of any "nonexpendable property" (which is the same as "property" as defined in section 273.02, F.S.).

S. Insurance:

During the Contract, including the initial Contract term, renewal(s), and extensions, Loan Administrator, at its sole expense, shall maintain insurance coverage of such types and with such terms and limits as may be reasonably associated with the Contract. Providing and maintaining adequate insurance coverage is a material obligation of Loan Administrator, and failure to maintain such coverage may void the Contract. The limits of coverage under each policy maintained by Loan Administrator shall not be interpreted as limiting Loan Administrator's liability and obligations under the Contract. All insurance policies shall be through insurers licensed and authorized to write policies in Florida.

Upon execution of this Contract, Loan Administrator shall provide DEO written verification of the existence and amount for each type of applicable insurance coverage. Within thirty (30) days of the effective date of the Contract, Loan Administrator shall furnish DEO proof of applicable insurance coverage by standard ACORD form certificates of insurance. In the event that any applicable coverage is cancelled by the insurer for any reason, Loan Administrator shall immediately notify DEO of such cancellation and shall obtain adequate replacement coverage conforming to the requirements herein and provide proof of such replacement coverage within fifteen (15) business days after the cancellation of coverage.

DEO shall be exempt from, and in no way liable for, any sums of money representing a deductible in any insurance policy. The payment of such deductible shall be the sole responsibility of Loan Administrator providing such insurance. The following types of insurance are required.

1. Loan Administrator's Commercial General Liability Insurance:

By execution of this Contract, unless Loan Administrator is a state agency or subdivision as defined by section 768.28(2), F.S., Loan Administrator shall provide adequate commercial general liability insurance coverage and hold such liability insurance at all times during this Contract. A self-insurance program established and operating under the laws of the State of Florida may provide such coverage.

2. Workers' Compensation and Employer's Liability Insurance:

Loan Administrator, at all times during the Contract, at its sole expense, shall provide commercial insurance of such a type and with such terms and limits as may be reasonably associated with the Contract, which, as a minimum, shall be: workers' compensation and employer's liability insurance in accordance with chapter 440, F.S., with minimum employer's liability limits of $100,000 per accident, $100,000 per person, and $500,000 policy aggregate. Such policy shall cover all employees engaged in any Contract work.

3. Other Insurance:

During the Contract term, Loan Administrator shall maintain any other insurance as required in Attachment 1, Scope of Work.

T. **Confidentiality and Safeguarding Information:**

1. Each Party may have access to confidential information made available by the other. The provisions of the Florida Public Records Act, Chapter 119, F.S., and other applicable state and federal laws will govern disclosure of any confidential information received by the State of Florida.

2. Loan Administrator must implement procedures to ensure the protection and confidentiality of all data, files, and records involved with this Contract.

3. Except as necessary to fulfill the terms of this Contract and with the permission of DEO, Loan Administrator shall not divulge to third parties any confidential information obtained by Loan Administrator or its agents, distributors, resellers, subcontractors, officers, or employees in the course of performing Contract work, including, but not limited to, security procedures, business operations information, or commercial proprietary information in the possession of the State or DEO.

4. Loan Administrator agrees not to use or disclose any information concerning a recipient of services under this Contract for any purpose not in conformity with state and federal law or regulations except upon written consent of the recipient, or his responsible parent or guardian when authorized by law, if applicable.

5. If Loan Administrator has access to either DEO's network or any DEO applications, or both, in order to fulfill Loan Administrator's obligations under this Contract, Loan Administrator agrees to abide by all applicable DEO Information Technology Security procedures and policies. Loan Administrator (including its employees, sub-contractors, agents, or any other individuals to whom Loan Administrator exposes confidential information obtained under this Contract), shall not store, or allow to be stored, any confidential information on any portable storage media (*e.g.*, laptops, thumb drives, hard drives, *etc.*) or peripheral device with the capacity to hold information. Failure to strictly comply with this provision shall constitute a breach of Contract.

6. Loan Administrator shall notify DEO in writing of any disclosure of unsecured confidential information of DEO by Loan Administrator, its employees, agents, or representatives which is not in compliance with the terms of this Contract (of which it becomes aware). Loan Administrator also shall report to DEO any Security Incidents of which it becomes aware, including those incidents reported to Loan Administrator by its sub-Loan Administrators or agents. For purposes of this Contract, "Security Incident" means the attempted or successful unauthorized access, use, disclosure, modification, or destruction of DEO information in Loan Administrator's possession or electronic interference with DEO operations; however, random attempts at access shall not be considered a security incident. Loan Administrator shall make a report to DEO not more than seven (7) business days after Loan Administrator learns of such use or disclosure. Loan Administrator's report shall identify, to the extent known: (i) the nature of the unauthorized use or disclosure, (ii) the confidential information used or disclosed, (iii) who made the unauthorized use or received the unauthorized disclosure, (iv) what Loan Administrator has done or shall do to

mitigate any deleterious effect of the unauthorized use or disclosure, and (v) what corrective action Loan Administrator has taken or shall take to prevent future similar unauthorized use or disclosure. Loan Administrator shall provide such other information, including a written report, as reasonably requested by DEO's Information Security Manager.

7. In the event of a breach of security concerning confidential personal information involved with this Contract, Loan Administrator shall comply with section 501.171, F.S., as applicable. When notification to affected persons is required under this section of the statute, Loan Administrator shall provide that notification, but only after receipt of DEO's approval of the contents of the notice. Defined statutorily, and for purposes of this Contract, "breach of security" or "breach" means the unauthorized access of data in electronic form containing personal data. Good faith acquisition of personal information by an employee or agent of the Loan Administrator is not a breach, provided the information is not used for a purpose unrelated to the Loan Administrator's obligations under this Contract or is not subject to further unauthorized use.

U. Warranty of Ability to Perform:

Loan Administrator warrants that, to the best of its knowledge, there is no pending or threatened action, proceeding, or investigation, or any other legal or financial condition, that would in any way prohibit, restrain, or diminish Loan Administrator's ability to satisfy its Contract obligations. Loan Administrator warrants that neither it nor any affiliate is currently on the convicted vendor list maintained pursuant to section 287.133, F.S., or on any similar list maintained by any other state or the federal government. Loan Administrator shall immediately notify DEO in writing if its ability to perform is compromised in any manner during the term of the Contract.

V. Independent Contractor Status:

In Loan Administrator's performance of its duties and responsibilities under this Contract, it is mutually understood and agreed that Loan Administrator is at all times acting and performing as an independent Loan Administrator. DEO shall neither have nor exercise any control or direction over the methods by which Loan Administrator shall perform its work and functions other than as provided herein. Nothing in this Contract is intended to or shall be deemed to constitute a partnership or joint venture between the Parties.

1. Except where Loan Administrator is a state agency, Loan Administrator, its officers, agents, employees, subcontractors, or assignees, in performance of this Contract shall act in the capacity of an independent Loan Administrator and not as an officer, employee, or agent of the State of Florida. Nor shall Loan Administrator represent to others that, as Loan Administrator, it has the authority to bind DEO unless specifically authorized to do so.

2. Except where Loan Administrator is a state agency, neither Loan Administrator, nor its officers, agents, employees, subcontractors, or assignees are entitled to state retirement or state leave benefits, or to any other compensation of state employment as a result of performing the duties and obligations of this Contract.

3. DEO will not furnish services of support (*e.g.*, office space, office supplies, telephone service, secretarial, or clerical support) to Loan Administrator or its or assignee.

4. DEO shall not be responsible for withholding taxes with respect to Loan Administrator's compensation hereunder. Loan Administrator shall have no claim against DEO for vacation pay, sick leave, retirement benefits, social security, workers' compensation, health or disability benefits, reemployment assistance benefits, or employee benefits of any kind. Loan Administrator shall ensure that its employees, subcontractors, and other agents, receive benefits and necessary insurance (health, workers' compensation, reemployment assistance benefits) from an employer other than the State of Florida.

5. Loan Administrator, at all times during the Contract, must comply with the reporting and Reemployment Assistance contribution payment requirements of chapter 443, F.S.

W. Electronic Funds Transfer:

Loan Administrator agrees to enroll in Electronic Funds Transfer (EFT), offered by the State's Chief Financial Officer within thirty (30) days of the date the last Party has signed this Contract. Copies of the Authorization form and a sample blank enrollment letter can be found on the vendor instruction page at:

http://www.fldfs.com/aadir/direct_deposit_web/Vendors.htm

Questions should be directed to the EFT Section at (850) 413-5517. Once enrolled, invoice payments will be made by EFT.

II. LOAN ADMINISTRATOR AND DEO AGREE:

A. Renegotiation or Modification:

The Parties agree to renegotiate this Contract if federal and/or state revisions of any applicable laws or regulations make changes to this Contract necessary. In addition to changes necessitated by law, DEO may at any time, with written notice to Loan Administrator, make changes within the general scope of this Contract. Such changes may include modification of the requirements, changes to processing procedures, or other changes as decided by DEO. Any investigation necessary to determine the impact of the change shall be the responsibility of Loan Administrator. Modifications of provisions of this Contract shall only be valid when they have been reduced to writing and duly signed and dated by all Parties.

B. Time is of the Essence:

Time is of the essence regarding the performance obligations set forth in this Contract. Any additional deadlines for performance for Loan Administrator's obligation to timely provide deliverables under this Contract including but not limited to timely submittal of reports, are contained in Attachment 1, Scope of Work.

C. Termination: Termination of this Contract shall be in accordance with the Scope of Work section of the Contract identified as "Contract Termination."

D. Dispute Resolution:

Disputes concerning the performance of the Contract shall be decided by DEO, who shall reduce the decision to writing and serve a copy on Loan Administrator. The decision shall be final and conclusive unless within twenty-one (21) days from the date of receipt, Loan Administrator files with DEO a petition for administrative hearing. DEO's decision on the petition shall be final, subject to Loan Administrator's right to review pursuant to chapter 120, F.S. Exhaustion of administrative remedies is an absolute condition precedent to Loan Administrator's ability to pursue any other form of dispute resolution; provided however, that the Parties may employ the alternative dispute resolution procedures outlined in chapter 120, F.S.

E. Indemnification:

1. Loan Administrator shall be fully liable for the actions of its agents, employees, partners, or subcontractors and shall fully indemnify, defend, and hold harmless the State and DEO, and their officers, agents, and employees, from suits, actions, damages, and costs of every name and description, including attorneys' fees, arising from or relating to personal injury and damage to real or personal tangible property alleged to be caused in whole or in part by Loan Administrator, its agents, employees, partners, or subcontractors, provided, however, that Loan Administrator shall not indemnify for that portion of any loss or damages proximately caused by the negligent act or omission of the State or DEO.

2. Further, Loan Administrator shall fully indemnify, defend, and hold harmless the State and DEO from any suits, actions, damages, and costs of every name and description, including attorneys' fees, arising from or relating to violation or infringement of a trademark, copyright, patent, trade secret or intellectual property right, provided, however, that the foregoing obligation shall not apply to DEO's misuse or modification of Loan Administrator's products or DEO's operation or use of Loan Administrator's products in a manner not contemplated by the Contract or the purchase order. If any product is the subject of an infringement suit, or in Loan Administrator's opinion is likely to become the subject of such a suit, Loan Administrator may at its sole expense procure for DEO the right to continue using the product or to modify it to become non-infringing. If Loan Administrator is not reasonably able to modify or otherwise secure DEO the right to continue using the product, Loan Administrator shall remove the product and refund DEO the amounts paid in excess of a reasonable rental for past use. DEO shall not be liable for any royalties.

3. Loan Administrator's obligations under the preceding two paragraphs with respect to any legal action are contingent upon the State or DEO giving Loan Administrator (1) written notice of any action or threatened action, (2) the opportunity to take over and settle or defend any such action at Loan Administrator's sole expense, and (3) assistance in defending the action at Loan Administrator's sole expense. Loan Administrator shall not be liable for any cost, expense, or compromise incurred or made by the State or DEO in any legal action without Loan Administrator's prior written consent, which shall not be unreasonably withheld.

F. Limitation of Liability:

For all claims against Loan Administrator under this Contract, and regardless of the basis on which the claim is made, Loan Administrator's liability under this Contract for direct damages shall be limited to the greater of $100,000 or the dollar amount of this Contract. This limitation shall not apply to claims arising under the Indemnity paragraphs contained in this Contract.

Unless otherwise specifically enumerated in the Contract or in the purchase order, no Party shall be liable to another for special, indirect, punitive, or consequential damages, including lost data or records (unless the Contract or purchase order requires Loan Administrator to back-up data or records), even if the Party has been advised that such damages are possible. No Party shall be liable for lost profits, lost revenue, or lost institutional operating savings. The State and DEO may, in addition to other remedies available to them at law or equity and upon notice to Loan Administrator, retain such monies from amounts due Loan Administrator as may be necessary to satisfy any claim for damages, penalties, costs and the like asserted by or against them. The State may set off any liability or other obligation of Loan Administrator or its affiliates to the State against any payments due Loan Administrator under any Contract with the State.

G. Force Majeure and Notice of Delay from Force Majeure:

Neither Party shall be liable to the other for any delay or failure to perform under this Contract if such delay or failure is neither the fault nor the negligence of the Party or its employees or agents and the delay is due directly to acts of God, wars, acts of public enemies, strikes, fires, floods, or other similar cause wholly beyond the Party's control, or for any of the foregoing that affects subcontractors or suppliers if no alternate source of supply is available. However, in the event of delay from the foregoing causes, the Party shall take all reasonable measures to mitigate any and all resulting delay or disruption in the Party's performance obligation under this Contract. If the delay is excusable under this paragraph, the delay will not result in any additional charge or cost under the Contract to either Party. In the case of any delay Loan Administrator believes is excusable under this paragraph, Loan Administrator shall notify DEO in writing of the delay or potential delay and describe the cause of the delay either: (1) within ten (10) calendar days after the cause that creates or will create the delay first arose, if Loan Administrator could reasonably foresee that a delay could occur as a result; or (2) within five (5) calendar days after the date Loan Administrator first had reason to believe that a delay could result, if the delay is not reasonably foreseeable. **THE FOREGOING SHALL CONSTITUTE LOAN ADMINISTRATOR'S SOLE REMEDY OR EXCUSE WITH RESPECT TO DELAY.** Providing notice in strict accordance with this paragraph is a condition precedent to such remedy. DEO, in its sole discretion, will determine if the delay is excusable under this paragraph and will notify Loan Administrator of its decision in writing. No claim for damages, other than for an extension of time, shall be asserted against DEO. Loan Administrator shall not be entitled to an increase in the Contract price or payment of any kind from DEO for direct, indirect, consequential, impact, or other costs, expenses or damages, including but not limited to costs of acceleration or inefficiency arising because of delay, disruption, interference, or hindrance from any cause whatsoever. If performance is suspended or delayed, in whole or in part, due to any of the causes described in this paragraph, after the causes have ceased to exist, Loan Administrator shall perform at no increased cost, unless DEO determines, in its sole discretion, that the delay will significantly impair the value of the Contract to DEO or the State, in which case, DEO may do any or all of the following: (1) accept allocated performance or deliveries from Loan Administrator, provided that Loan Administrator grants preferential treatment to DEO with respect to products or services subjected to allocation; (2) purchase from other sources (without recourse to and by Loan Administrator for the related costs and expenses) to replace all or part of the products or services that are the subject of the delay, which purchases may be deducted from the Contract quantity; or (3) terminate the Contract in whole or in part.

H. Severability:

If any provision, in whole or in part, of this Contract is held to be void or unenforceable by a court of competent jurisdiction, that provision shall be enforced only to the extent that it is not in violation of law or is not otherwise unenforceable, and all other provisions remain in full force and effect.

I. Authority of Loan Administrator's Signatory:

Upon execution, Loan Administrator shall return the executed copies of this Contract in accordance with the instructions provided by DEO along with documentation ensuring that the below signatory has authority to bind Loan Administrator to this Contract as of the date of execution. Documentation may be in the form of a legal opinion from the Loan Administrator's attorney, or other reliable documentation demonstrating such authority, and is hereby incorporated by reference. DEO may, at its discretion, request additional documentation related to the below signatory's authority to bind Loan Administrator to this Contract.

J. Execution in Counterparts:

This Contract may be executed in counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

K. Contract Managers' Contact Information:

DEO's Contract Manager:

Garry Thomas
Florida Department of Economic Opportunity
Division of Community Development
107 East Madison Street, MSC 160
The Caldwell Building
Tallahassee, Florida 32399-4128
Telephone: (850) 717-8479
Facsimile: (850) 717-8522
Email: Garry.Thomas@deo.myflorida.com

Loan Administrator's Contract Manager:

Emilio Santandreu – CEO
OUR MicroLending, LLC
1790 South West 22nd Street, No. 201
Miami, Florida 33145
Telephone: (305) 854-8113
Facsimile: (305) 844-8115
Email: esantandreu@ourmicrolending.com

In the event that any Party designates a different Contract Manager after the execution of this Contract, the Party will provide written notice of the name, address, zip code, telephone and fax numbers, and email address of the newest Contract Manager to the other Party. A designation of a new Contract Manager shall not require a formal amendment to the Contract.

L. **Notices:**

1. All notices, requests, demands or other communications that are required or may be given pursuant to the terms of this Contract shall be in writing and delivered to the Parties in accordance with this Section at the addresses stated in Section II.K. above.

2. All notices, filings, demands and other communications given or delivered under or by reason of the provisions of this Contract shall be deemed to have been given (i) when personally delivered, (ii) when received by electronic mail to the applicable Contract Manager if received by 5:00 p.m. and the following business day if received after 5:00 p.m., (iii) when transmitted via telecopy (or other facsimile device) to the applicable number set out above if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), (iv) the day following the day (except if not a business day then the next business day) on which the same has been delivered prepaid to a reputable overnight air courier service or (v) the third business day following the day on which the same is sent by certified or registered mail, postage prepaid, return receipt requested. Notices, demands and communications in each case to the respective Parties shall be sent to the applicable address set forth in Section II. K. above, unless another address has been previously specified in writing in accordance with this subsection.

- Remainder of Page Intentionally Left Blank -

M. Execution:

I have read the above Contract and the attachments and exhibits thereto and understand each section and paragraph.

IN WITNESS THEREOF, and in consideration of the mutual covenants set forth above and in the attachments hereto, the Parties have caused to be executed this ***thirty-seven (37)*** page Contract by their undersigned officials duly authorized.

	OUR MICROLENDING, LLC		**DEPARTMENT OF ECONOMIC OPPORTUNITY**
By	Signature	**By**	Signature
Title	**Emilio Santandreu** **CEO**	**Title**	**William B. Killingsworth** **Director, Division of Community Development**
Date	11/25/14	**Date**	12/1/14

Approved As to Form and Legal Sufficiency, Subject Only To Full and Proper Execution by the Parties

OFFICE OF GENERAL COUNSEL
DEPARTMENT OF ECONOMIC OPPORTUNITY

By: Linda K. Kul

Approved Date: 11-26-14

- Remainder of Page Intentionally Left Blank -

Attachment 1

SCOPE OF WORK

1 Purpose

The State of Florida's Department of Economic Opportunity (DEO) enters into this Contract with Loan Adminstrator to provide the services of a non-banking financial institution as stated in section 288.993, Florida Statutes (the Florida Microfinance Act). The Loan Administrator shall make short-term, fixed rate microloans in conjunction with providing business management training, business development training, and technical assistance to Entrepreneurs and newly established or growing Small Businesses, as both of these terms are defined in section 288.9932, F.S., for startup costs, working capital, and the acquisition of materials, supplies, furniture, fixtures and equipment. Participation in the Microfinance Loan Program (Loan Program) is intended to enable Entrepreneurs and Small Businesses, as those terms are defined in Section 2 below, upon completing the Loan Program, the ability to access private financing.

2 Overview, General Description, Order of Precedence, and Definitions

The Legislature finds that the ability of Entrepreneurs and Small Businesses to access capital is vital to the overall health and growth of this state's economy; however, access to capital is limited by the lack of available credit for Entrepreneurs and Small Businesses in this state. Entrepreneurs and small businesses could be assisted through the creation of a program that will provide an avenue for them to have access to credit in this state. Business management training, business development training, and technical assistance are also necessary to ensure that Entrepreneurs and Small Businesses that receive credit develop skills necessary to grow and achieve long-term financial stability. A primary objective of the Loan Program is to expand job opportunities for this state's workforce by expanding access to credit to Entrepreneurs and Small Businesses and to coordinate, assist, augment, and improve access to existing programs for Entrepreneurs and Small Businesses in this state.

The Loan Administrator, will make short-term, fixed-rate microloans in conjunction with providing business management training, business development training, and technical assistance to Entrepreneurs and newly established, or growing, Small Businesses for startup costs, working capital, and the acquisition of materials, supplies, furniture, fixtures, and equipment. Repayments of microloan principal may be used for additional lending in accordance with the requirements of this Contract. The amount of state funds used in any microloan made may not exceed 50 percent of the total microloan amount. Except as provided in Section 4, state funds may not be used to pay administrative costs, underwriting costs, servicing costs, or any other costs associated with providing microloans, business management training, business development training, or technical assistance.

The original specifications and all addendums to 15-RFP-005-LJ, and all representations, warranties and commitments in Loan Administrator's Response and related correspondence continue as contractual obligations under this Contract and are hereby incorporated by reference. In case of conflict within the Contract documents, the following priority (highest to lowest) shall apply:

1. Any amendment to the Contract

2. Scope of Work (Attachment 1)
3. Pages 1 through 20 of this Contract
4. Loan Administrator's Official Response dated November 13, 2014
5. DEO's Answers to RFP Technical Questions
6. 15-RFP-005-LJ Solicitation Document, including all attachments thereto.

Only obligations and commitments of Loan Administrator in its Response shall be incorporated into the terms of this Contract, and only to the extent that such obligations and commitments are consistent with the Florida Statutes, including, but not limited to section 288.9934, F.S. No obligations or commitments shall be imposed upon DEO based upon Loan Administrator's Response, and no obligation or commitment of Loan Administrator in its Response shall be construed to require any action by DEO as a condition for Loan Administrator's performing such commitment or obligation, unless DEO has separately set forth such conditions in this Contract.

The following definitions are applicable within the context of this Scope of Work:

a) Applicant: Means an entrepreneur or small business that applies to a loan administrator for a microloan.

b) Entrepreneur: Means an individual residing in this state who desires to assume the risk of organizing, managing, and operating a small business in this state.

c) Full-time equivalent jobs: Full-time equivalent positions, including, but not limited to, positions obtained from a temporary employment agency or employee leasing company or through a union agreement or coemployment under a professional employer organization agreement, resulting from businesses receiving microloans under this loan program.

d) Immediate Family: Means a parent, child, or spouse, or any other relative by blood, marriage, or adoption, of a board member, employee, or agent of the loan administrator.

e) Minority Business Enterprise (MBE): A "minority owned business" is a business owned by a person who is African-American, Hispanic, Asian/Hawaiian, Native-American, American Woman or Service Disabled Veteran. Also, any Small Business concern which is organized to engage in commercial transactions, which is domiciled in Florida, and which is at least 51% owned by minority persons who are members of an insular group that is a particular, racial, ethnic, or gender makeup or national origin, which has been subjected has been subjected historically to disparate treatment due to identification in and with that group resulting in an underrepresentation of commercial enterprises under the group's control, and whose management and daily operations are controlled by such persons.

Business Classification Codes
A. Non-Minority
B. Small Business State
C. Small Business Federal
D. MBE Federal

Florida Certified MBE Business Classification Codes
H. African American
I. Hispanic

J. Asian/Hawaiian
K. Native American
M. American Woman
W. Service Disabled Veteran

Florida Non-Certified MBE Business Classification Codes
N. African American
O. Hispanic
P. Asian/Hawaiian
Q. Native American
R. American Woman
Y. Service Disabled Veteran

f) Network: Means the Florida Small Business Development Center Network.

g) Respondent: The person or entity submitting a proposal in response to a Request for Proposal.

h) Response: The offer extended to DEO in response to a Request for Proposal.

i) Small Business: Means a business, regardless of corporate structure, domiciled in this state which employs 25 or fewer people and generated average annual gross revenues of $1.5 million or less per year for the preceding 2 years.

3 Loan Administrator Funding

Loan Administrator is entitled to retain a one-time administrative servicing fee of one percent (1%) of the total Contract amount to offset the administrative costs of underwriting and servicing microloans made, unless the Contract is terminated in accordance with Sections 11.1 or 11.3. The Loan Administrator may not recoup this fee, or charge any other fees or costs to borrowers except those expressly provided in the Florida Microfinance Act. The Loan Administrator may collect fees for late payments which are consistent with standard business lending practices and may recover costs and fees incurred for any collection efforts necessitated by a borrower's default.

4 Loan Administrator Duties and Requirements

Loan Administrator shall:

a) Make eligible Microloans to eligible Entrepreneurs and Small Businesses.

b) Enter into a Memorandum of Understanding (MOU) with the Florida Small Business Development Center Network (Network) that requires the network to:
   i. Provide business management training, business development training, and technical assistance to Entrepreneurs and Small Businesses receiving microloans under the Loan Program; and
   ii. Promote the Loan Program to underserved Entrepreneurs and Small Businesses.

c) Reserve ten percent (10%) of the state funds to provide microloans to Entrepreneurs and Small Businesses that employ less than six (6) people and generate annual gross revenues of less than $250,000 per year for the last 2 years.

d) Provide an assignment of the notes receivable, as collateral, to DEO for the microloans made by the Loan Administrator under this Contract.

e) Maintain accounting records and make its books and records related to the Loan Program available to DEO or its designee for inspection upon reasonable notice.

f) Submit quarterly reports to DEO as required by section 288.9936(3), F.S.

g) Annually submit to DEO a financial audit performed by an independent certified public accountant and an operational performance audit for the most recently completed fiscal year. Both audits must indicate whether any material weakness or instances of material noncompliance are indicated in the audit.

h) Maintain a separate interest-bearing bank account in a Florida banking institution for funds provided under this Contract, and remit interest earned on the account to DEO within 30 days of expiration or termination of the Contract.

i) Provide written notice to DEO, within 30 days, of changes to the Loan Administrator's Board or key personnel.

Compliance with Loan Administrator Duties and Requirements – In carrying out its duties and requirements pursuant to this Contract, Loan Administrator shall comply with all requirements of the Loan Program as stated in section 288.9934, F.S. If the Loan Administrator materially fails to observe, comply with, meet or perform any term, covenant, agreement or other provision contained in this Contract, including, but not limited to, the failure to submit complete and timely quarterly reports or required audits, or if Loan Administrator ceases to use the awarded funds to undertake the activities authorized in section 288.9934, F.S., DEO, in its sole discretion, may find the Loan Administrator to be in default.

Deliverable No. 1 – Loan Administration		
Tasks	**Performance Measures**	**Financial Consequences**
Issue and manage loans to eligible borrowers for allowable purposes.	Review and approve loan applications, underwrite, close, and collect on loans in full accordance with standard lending policies and procedures and pertinent state and federal requirements.	DEO will assess a financial consequence of one percent (1%) of the original loan amount for any loan approved by Loan Administrator for a non-eligible borrower or for a non-eligible purpose.

Deliverable No. 2 – Memorandum of Understanding (MOU) with the Small Business Development Center Network.		
Tasks	**Performance Measures**	**Financial Consequences**
Enter into a MOU agreement with the Small Business Development Center Network	Within 30 days of Contract execution the Loan Administrator must have entered into a MOU with the network.	Failure to enter into a MOU within 30 days of Contract execution shall result in a financial consequence of fifty dollars ($50) per day for each day beyond 30 days.

Deliverable No. 3 – Quarterly Status Report (QSR)		
Tasks	**Performance Measures**	**Financial Consequences**
An excel spreadsheet containing: the number of applications received for the quarter; the number of applications approved for the quarter; the number of applications funded for the quarter; loan amount, interest rate, term, business name, and address for each loan issued; number and dollar amount of delinquencies and defaults; a list of the business development and management training and technical assistance provided on a per-borrower basis for the quarter; the number of full-time equivalent jobs created per borrower as a result of the microloans; the amount of wages paid to employees in the newly created jobs per borrower; the six-digit North American Industry Classification System (NAICS) code for each borrower; and identification of each loan issued to a minority business enterprise; and number and dollar amount of outstanding loans.	Due on the 5th day of the month for the prior quarter's activity (i.e., January 5th, April 5th, July 5th, and October 5th).	Failure to submit a satisfactory quarterly report by the due date shall result in a financial consequence of two hundred dollars ($200) per day until accepted by DEO.

Deliverable No. 4 – Financial Audit and Operational Performance Audit		
Tasks	**Performance Measures**	**Financial Consequences**
Annually submit to DEO a financial audit performed by an independent certified public accountant and an operational performance audit for the most recently completed fiscal year. Both audits must indicate whether any material weakness or instances of material noncompliance are indicated in the audit.	Submittal of each audit is due within forty-five (45) days after Loan Adminstrator's receipt of each audit from its auditor, but no later than nine (9) months after December 31st, the ending date of Loan Administrator's fiscal year.	Failure to submit the financial audit report and the operational performance audit by the due date shall result in a financial consequence of five hundred dollars ($500) per day until received by DEO.

5 Loan Program

5.1 Segregation of State Funds under this Contract

State funds received by the Loan Administrator shall be deposited in a separate interest-bearing bank account in a Florida banking institution. Any interest earned on funds maintained within the account remain state funds and shall be paid to DEO within 30 days of Contract expiration or termination.

5.2 Restrictions on Use of State Funds under this Contract

State funds may only be used by the Loan Administrator to provide direct microloans to Entrepreneurs and Small Businesses according to limitations and conditions described in this Section and Section 5.3, Borrower Eligibility and Loan Conditions, below:

a) State funds may not exceed fifty percent (50%) of any microloan made by the Loan Administrator.
b) State funds may not be used to pay any costs associated with providing microloans, business training, or technical assistance.

5.3 Borrower Eligibility and Loan Conditions

To be eligible for a microloan, an applicant must be an Entrepreneur or Small Business located in this state and submit an application along with the application fee designated by the Loan Administrator in an amount not to exceed $50.

A borrower may receive a maximum of $75,000 in total microloans per year and may receive a maximum of two (2) microloans per year and five (5) microloans within a three-year (3) period.

Proceeds from a microloan shall only be used for startup costs, working capital, and to purchase materials, supplies, furniture, fixtures, and equipment.

Microloans may not be made if the microloan proceeds will be used to:

a) Pay off creditors;
b) Provide funds, directly or indirectly, for payment, distribution, or as a microloan to owners, partners, or shareholders of the business, except as ordinary compensation for services rendered;
c) Finance the purchase, construction, or improvement of real property held for sale or investment;
d) Pay for lobbying activities; or
e) Replenish funds used for any of the above purposes.

As a condition of receiving a microloan, the borrower must personally guarantee the microloan, participate in business management training, business development training, and technical assistance, and provide information regarding monthly job creation and financial data to the Loan Administrator.

Microloans may be up to $50,000 and up to one (1) year in duration with interest rates not to exceed the prime rate published in the Wall Street Journal, plus 1000 basis points. The Loan Administrator may not charge late payment fees in excess of standard business lending practices. The Loan Administrator may recover costs and fees incurred for any collection efforts due to the borrower's default.

5.4 Repayment of Award Funds

All Loans issued by the Loan Administrator under this Contract must mature at a minimum of ninety (90) days prior to the Contract ending date. Within thirty (30) days of Loan Administrator's determination that funds within the interest-bearing account will not be used to provide additional loans under the Program, the Loan Administrator shall remit those funds to DEO. The Loan Administrator must repay the unpaid balance of the Contract amount to DEO within thirty (30) days of expiration or termination of the Contract less the one-time administrative servicing fee of one percent (1%). Repayment of the balance due to DEO, or portion thereof, may, in DEO's sole discretion, be deferred by DEO for a period not to exceed six (6) months.

If for any reason the Loan Administrator is unable to make repayments to DEO in accordance with the requirements of the Contract, DEO may accelerate maturity of all state funds awarded and all interest earned within the designated interest-bearing account and demand immediate repayment in full. In this event, or if Loan Administrator violates the statutory requirements or terms of the Contract, Loan Administrator shall surrender to DEO possession of all collateral required pursuant to Section 4.d. Any loss or deficiency greater than the value of the collateral surrendered may be recovered by DEO from the Loan Administrator.

In event of default or Contract termination, DEO may in addition to any other remedy provided by law, bring suite to enforce its interest.

Default by the microloan borrower does not relieve Loan Administrator of its obligations to repay state funds to DEO.

5.5 Credit of the State

With the exception of the funds appropriated to the Loan Program, the credit of the state may not be pledged. The state is not liable or obligated in any way for claims on the Loan Program or against the Loan Administrator or DEO.

6 Background Checks

Loan Adminstrator shall ensure all individuals who have access to personal identifying information (PII) of the applicants or borrowers under this loan program have undergone appropriate and timely background screenings in accordance with all applicable law. At a minimum, these individuals must have had a background screening within six (6) months of beginning performance under this Agreement consisting of Livescan fingerprinting of individuals and submission of the fingerprints through the Florida Department of Law Enforcement for a local, state and National Crime Information Center check of law enforcement records through the Federal Bureau of Investigation (or an equivalent process). Such individuals who have criminal histories, are under criminal investigation or become the subject of a criminal investigation for any disqualifying offense, including theft, fraud, forgery, embezzlement, crimes of violence or any similar offenses shall not be allowed to have access to applicant's or borrower's PII. This includes individuals who plea or pled nolo contendere or no contest to disqualifying offenses. All cost incurred in obtaining background screenings shall be the responsibility of Loan Adminstrator. Loan Adminstrator shall submit to DEO a list of all individuals who will have access to PII of applicants or borrowers and provide the date of the most recent background screening conducted per individual identified. Loan Adminstrator shall define the process that it uses for background screenings and submit to DEO to ensure that it meets the minimums identified above.

7 DEO Responsibilities

DEO agrees to perform the following:

a) Review industry best practices and determine the minimum business management training, business development training, and technical assistance that must be provided by the network to achieve the program goals.
b) Review approved microloans made by the Loan Administrator, at its discretion.
c) Market and Promote the Loan Program to its strategic partners, including, but not limited to, the network, Service Corps of Retired Executives (SCORE), U.S. Small Business Administration (SBA), Women/Minority Business Enterprises, Chamber of Commerce, and Veterans Business Outreach Groups.
d) Ensure DEO Contract Manager provides information to the Loan Adminstrator, as required.
e) Conduct any required coordination, communication, and document distribution with any entities external to DEO, including the Florida Legislature, House and Senate staff, other State agencies, the Governor's office, and other entities as required.
f) Be available for consultation throughout the Contract term.
g) Review and approve the assignment of all key personnel, as identified by the Loan Administrator, both initially proposed and any subsequent changes.

8 Contract Document

The interpretation and performance of this Contract, and all transactions under it shall be governed by the laws of the State of Florida.

9 Method of Payment

DEO will disburse all awarded funding to Loan Administrator within 30 days of the execution of the Contract via warrant or electronic funds transfer. Loan Adminstrator shall provide any other information that DEO deems necessary to release funds. The State may require any other information from Loan Adminstrator that the State deems necessary to verify Loan Adminstrator services under the Contract.

10 Staffing Changes

Loan Adminstrator's key personnel identified for this Contract is considered by DEO to be essential to the performance of this Contract. Prior to substituting any of the proposed individuals Loan Adminstrator shall notify and obtain written approval from DEO of the proposed substitution as soon as possible, but no less than five (5) business days prior to the substitution. Written justification should include documentation of the circumstances requiring the changes and a list of the proposed substitutions in sufficient detail to permit evaluation of the impact on Loan Adminstrator performance. DEO, at its discretion, may agree to accept personnel of equal or superior qualifications in the event that circumstances necessitate the replacement of previously assigned personnel. DEO may waive this five (5) day minimum notice requirement, if Loan Adminstrator provides a written explanation of the circumstances that DEO deems to be sufficient justification for not fulfilling this requirement.

11 Loan Adminstrator's Responsibilities upon Termination

After receipt of a Notice of Termination, and except as otherwise specified by DEO, Loan Adminstrator shall:

a) Stop work under this Contract on the date and to the extent specified in the notice.
b) If applicable, complete performance of any part of the work that DEO does not terminate.
c) Take such action as may be necessary, or as DEO may specify, to protect and preserve any property related to this Contract which is in the possession of Loan Adminstrator and in which DEO has or may acquire an interest.
d) Upon the effective date of termination of the Contract, Loan Adminstrator shall transfer, assign, and make available to DEO all property and materials belonging to DEO. No extra compensation will be paid to Loan Adminstrator for its services in connection with such transfer or assignment.

11.1 Contract Termination for Cause

A Loan Administrator's Contract with DEO may be terminated upon a finding by DEO that the Loan Administrator:

a) Has, within the previous five (5) years, participated in a state-funded economic development program in this or any state and failed to comply with the requirements of that program;
b) Is currently in material noncompliance with any statute, rule, or program administered by DEO;
c) Or any member of its board of directors, officers, partners, managers, or shareholders that have pled no contest or been found guilty of any crime involving fraud, misrepresentation, or dishonesty;
d) Failed to meet or agree to the terms of its contract with DEO or failed to comply with the act; or
e) Provided fraudulent or misleading information to DEO.

If the Contract is terminated for any of the above reasons, the Loan Administrator must immediately return all state funds, including any interest, costs, and fees it would otherwise be entitled to retain.

11.2 DEO Termination for Convenience

The Loan Administrator's Contract may be terminated at any time for any reason upon 30 days' notice by DEO, in accordance with Section II.L., Notices. In such case, the Loan Administrator must return all state funds to DEO within 60 days of the termination. However, the Loan Administrator may retain any interest, costs, and fees it has collected.

11.3 Loan Adminstrator Termination for Convenience

The Loan Administrator's Contract may also be terminated by the Loan Administrator at any time for any reason upon 30 days' notice by the Loan Administrator, in accordance with Section II.L., Notices. In such case, the Loan Administrator must return all state funds to DEO, including any interest, costs, and fees it has retained or would otherwise be entitled to retain, within 30 days of the termination.

12 Financial Consequences for Failure to Timely and Satisfactorily Perform

Failure to perform in accordance with the requirements specified in the table in Section 4, will result in substantial injury to DEO and damages arising from such failure cannot be calculated with any degree of certainty. Therefore, it is hereby agreed that if the services/items are not timely and satisfactorily performed, the sanctions specified in Section 4 shall be assessed against the Loan Administrator and will be invoiced by DEO to the Loan Administrator for non-performance.

In addition, if it becomes necessary for DEO to institute a corrective action plan and Loan Adminstrator fails to comply with the approved corrective action plan, Loan Adminstrator shall be assessed the additional financial consequences specified in the corrective action plan.

This provision for financial consequences shall in no manner affect DEO's right to terminate the Contract as provided elsewhere in DEO's Loan Administrator Core Contract.

13 Liquidated Damages upon Contract Termination

DEO is entitled to completion of the services/items within the time frames specified in Sections 4 and 5 hereof or within such further time, if any, as may be allowed in accordance with the provisions of the Contract. In the event of termination of the Contract by DEO for cause or if Loan Adminstrator terminates the Contract, Loan Adminstrator shall be liable to DEO for $5,479.00 for each calendar day after termination, up to 60 days, for DEO's expenses for additional managerial and administrative services required to complete or obtain the services/items from another contractor. Liquidated damages for this period of time, is in addition to the financial consequences assessed (as provided for in Section 12) prior to termination. This liquidated damages provision addresses only the cost to DEO for re-procurement of these services and does not limit DEO's ability to pursue other damages it incurs as a result of Loan Adminstrator's breach.

14 Notification of Instances of Fraud

Instances of Loan Adminstrator operational fraud or criminal activities shall be reported to DEO's Contract Manager within twenty-four (24) chronological hours of when Loan Adminstrator knows or should have known of such occurrence.

15 Confidentiality and Safeguarding Information

Loan Adminstrator may have access to confidential information during the course of performing the services described in this Contract. Loan Adminstrator must ensure protection and confidentiality of data, files and records involved with this Contract.

16 Errors and Omissions Insurance

Loan Adminstrator shall obtain and keep in force during the life of the Contract Errors and Omissions Insurance which shall indemnify and pay on behalf of Loan Adminstrator for direct loss which may be incurred due to human error, computer error, machine error, or equipment problems, whether caused by negligence, error, omission or mistake by Loan Adminstrator, subcontractor, any employee, officer or agents thereof. DEO shall be named as the additional insured and Loan Administrator shall provide a copy of the certificate of insurance to DEO, including copies of renewals.

Errors and Omissions Insurance coverage shall not limit any liabilities or any other obligations that Loan Adminstrator has under the Contract.

End of Attachment 1

Attachment 2

AUDIT REQUIREMENTS

The administration of resources awarded by DEO to the recipient may be subject to audits and/or monitoring by DEO as described in this section.

MONITORING

In addition to reviews of audits conducted in accordance with OMB Circular A-133 and Section 215.97, F.S., as revised (see "AUDITS" below), monitoring procedures may include, but not be limited to, on-site visits by DEO staff, limited scope audits as defined by OMB Circular A-133, as revised, and/or other procedures. By entering into this agreement, the recipient agrees to comply and cooperate with any monitoring procedures/processes deemed appropriate by DEO. In the event DEO determines that a limited scope audit of the recipient is appropriate, the recipient agrees to comply with any additional instructions provided by DEO staff to the recipient regarding such audit. The recipient further agrees to comply and cooperate with any inspections, reviews, investigations, or audits deemed necessary by the Chief Financial Officer (CFO) or Auditor General.

AUDITS

PART I: FEDERALLY FUNDED

This part is applicable if the recipient is a State or local government or a non-profit organization as defined in OMB Circular A-133, as revised.

1. In the event that the recipient expends $300,000 *($500,000 for fiscal years ending after December 31, 2003)* or more in Federal awards in its fiscal year, the recipient must have a single or program-specific audit conducted in accordance with the provisions of OMB Circular A-133, as revised. EXHIBIT 1 to this agreement indicates Federal resources awarded through DEO by this agreement. In determining the Federal awards expended in its fiscal year, the recipient shall consider all sources of Federal awards, including Federal resources received from DEO. The determination of amounts of Federal awards expended should be in accordance with the guidelines established by OMB Circular A-133, as revised. An audit of the recipient conducted by the Auditor General in accordance with the provisions of OMB Circular A-133, as revised, will meet the requirements of this part.

2. In connection with the audit requirements addressed in Part I, paragraph 1, the recipient shall fulfill the requirements relative to auditee responsibilities as provided in Subpart C of OMB Circular A-133, as revised.

3. If the recipient expends less than $300,000 *($500,000 for fiscal years ending after December 31, 2003)* in Federal awards in its fiscal year, an audit conducted in accordance with the provisions of OMB Circular A-133, as revised, is not required. In the event that the recipient expends less than $300,000 *($500,000 for fiscal years ending after December 31, 2003)* in Federal awards in its fiscal year and elects to have an audit conducted in accordance with the provisions of OMB Circular A-133, as revised, the cost of the audit must be paid from non-Federal resources (i.e.,

the cost of such an audit must be paid from the recipient resources obtained from other than Federal entities).

4. Although the audit provisions of OMB Circular A-133 ordinarily do not apply to for-profit sub recipients, in the case of Federal funding provided by the U.S. Department of Health and Human Services, Circular A-133 does apply. See 45 C.F.R. 74.26 for further details.

5. A web site that provides links to several Federal Single Audit Act resources can be found at: http://harvester.census.gov/sac/sainfo.html

PART II: STATE FUNDED

This part is applicable if the recipient is a non-state entity as defined by Section 215.97(2), Florida Statutes.

1. In the event that the recipient expends a total amount of state financial assistance equal to or in excess of $500,000 in any fiscal year of such recipient (for fiscal years ending September 30, 2004 or thereafter), the recipient must have a State single or project-specific audit for such fiscal year in accordance with Section 215.97, Florida Statutes; applicable rules of the Department of Financial Services; and Chapters 10.550 (local governmental entities) or 10.650 (nonprofit and for-profit organizations), Rules of the Auditor General. EXHIBIT 1 to this agreement indicates state financial assistance awarded through DEO by this agreement. In determining the state financial assistance expended in its fiscal year, the recipient shall consider all sources of state financial assistance, including state financial assistance received from DEO, other state agencies, and other non-state entities. State financial assistance does not include Federal direct or pass-through awards and resources received by a nonstate entity for Federal program matching requirements.

2. In connection with the audit requirements addressed in Part II, paragraph 1, the recipient shall ensure that the audit complies with the requirements of Section 215.97(8), Florida Statutes. This includes submission of a financial reporting package as defined by Section 215.97(2), Florida Statutes, and Chapters 10.550 (local governmental entities) or 10.650 (nonprofit and for-profit organizations), Rules of the Auditor General.

3. If the recipient expends less than $500,000 in state financial assistance in its fiscal year (for fiscal years ending September 30, 2004 or thereafter), an audit conducted in accordance with the provisions of Section 215.97, Florida Statutes, is not required. In the event that the recipient expends less than $500,000 in state financial assistance in its fiscal year and elects to have an audit conducted in accordance with the provisions of Section 215.97, Florida Statues, the cost of the audit must be paid from the nonstate entity's resources (i.e., the cost of such an audit must be paid from the recipient's resources obtained from other than State entities).

4. Additional information regarding the Florida Single Audit Act can be found at: http://www.myflorida.com/fsaa/statutes.html.

PART III: OTHER AUDIT REQUIREMENTS: Loan Administrator shall provide a financial audit and an operational performance audit annually in accordance with the requirements of the Contract.

PART IV: REPORT SUBMISSION

1. Copies of reporting packages for audits conducted in accordance with OMB Circular A-133, as revised, and required by Part I of this agreement shall be submitted, when required by Section .320 (d), OMB Circular A-133, as revised, by or on behalf of the recipient directly to each of the following:

   A. DEO at each of the following addresses:

      Electronic copies (preferred): Audit@deo.myflorida.com

      or

      Paper (hard copy):
      Department Economic Opportunity
      MSC # 130, Caldwell Building
      107 East Madison Street
      Tallahassee, Fl. 32399-4126

   B. The Federal Audit Clearinghouse designated in OMB Circular A-133, as revised (the number of copies required by Sections .320 (d)(1) and (2), OMB Circular A-133, as revised, should be submitted to the Federal Audit Clearinghouse), at the following address:

      http://harvester.census.gov/fac/collect/ddeindex.html

   C. Other Federal agencies and pass-through entities in accordance with Sections .320 (e) and (f), OMB Circular A-133, as revised.

2. Pursuant to Section .320 (f), OMB Circular A-133, as revised, the recipient shall submit a copy of the reporting package described in Section .320 (c), OMB Circular A-133, as revised, and any management letter issued by the auditor, to DEO at each of the following addresses:

   Electronic copies (preferred): Audit@deo.myflorida.com

   or

   Paper (hard copy):
   Department Economic Opportunity
   MSC # 130, Caldwell Building
   107 East Madison Street
   Tallahassee, Fl. 32399-4126

3. Copies of financial reporting packages required by PART II of this agreement shall be submitted by or on behalf of the recipient <u>directly</u> to each of the following:

   A. DEO at each of the following addresses:

      Electronic copies (preferred): Audit@deo.myflorida.com

or

Paper (hard copy):
Department Economic Opportunity
MSC # 130, Caldwell Building
107 East Madison Street
Tallahassee, Fl. 32399-4126

B. The Auditor General's Office at the following address:

Auditor General
Local Government Audits/342
Claude Pepper Building, Room 401
111 West Madison Street
Tallahassee, FL 32399-1450

Email Address: flaudgen_localgovt@aud.state.fl.us

4. Copies of reports or the management letter required by Part III of this agreement shall be submitted by or on behalf of the recipient directly to: N/A

5. Any reports, management letter, or other information required to be submitted to DEO pursuant to this agreement shall be submitted timely in accordance with OMB Circular A-133, Florida Statutes, and Chapters 10.550 (local governmental entities) or 10.650 (nonprofit and for-profit organizations), Rules of the Auditor General, as applicable.

6. Recipients, when submitting financial reporting packages to DEO for audits done in accordance with OMB Circular A-133 or Chapters 10.550 (local governmental entities) or 10.650 (non-profit and for-profit organizations), Rules of the Auditor General, should indicate the date that the reporting package was delivered to the recipient in correspondence accompanying the reporting package.

PART V: RECORD RETENTION

The recipient shall retain sufficient records demonstrating its compliance with the terms of this agreement for a period of five (5) years from the date the audit report is issued, or five (5) state fiscal years after all reporting requirements are satisfied and final payments have been received, whichever period is longer, and shall allow DEO, or its designee, CFO, or Auditor General access to such records upon request. In addition, if any litigation, claim, negotiation, audit, or other action involving the records has been started prior to the expiration of the controlling period as identified above, the records shall be retained until completion of the action and resolution of all issues which arise from it, or until the end of the controlling period as identified above, whichever is longer. The recipient shall ensure that audit working papers are made available to DEO, or its designee, CFO, or Auditor General upon request for a period of five (5) years from the date the audit report is issued, unless extended in writing by DEO.

- End of Attachment 2 –

EXHIBIT – 1 to Attachment 2

FEDERAL RESOURCES AWARDED TO THE RECIPIENT PURSUANT TO THIS AGREEMENT CONSIST OF THE FOLLOWING: N/A

COMPLIANCE REQUIREMENTS APPLICABLE TO THE FEDERAL RESOURCES AWARDED PURSUANT TO THIS AGREEMENT ARE AS FOLLOWS: N/A

STATE RESOURCES AWARDED TO THE RECIPIENT PURSUANT TO THIS AGREEMENT CONSIST OF THE FOLLOWING:

MATCHING RESOURCES FOR FEDERAL PROGRAMS: N/A

SUBJECT TO SECTION 215.97, FLORIDA STATUTES:

State Project: *DEPARTMENT OF ECONOMIC OPPORTUNITY (DEO), MICROFINANCE LOAN PROGRAM*
CSFA 40.039
$3,000,000.00.

COMPLIANCE REQUIREMENTS APPLICABLE TO STATE RESOURCES AWARDED PURSUANT TO THIS AGREEMENT ARE AS FOLLOWS:

1. *TO MAKE SHORT-TERM, FIXED-RATE MICROLOANS IN CONJUNCTION WITH BUSINESS MANAGEMENT TRAINING, BUSINESS DEVELOPMENT TRAINING, AND TECHNICAL ASSISTANCE TO ENTREPRENEURS AND NEWLY ESTABLISHED OR GROWING SMALL BUSINESSES FOR START-UP COSTS, WORKING CAPITAL, AND THE ACQUISITION OF MATERIALS, SUPPLIES, FURNITURE, FIXTURES, AND EQUIPMENT.*

2. *LOAN ADMINISTRATOR MUST ENTER INTO A CONTRACT WITH THE DEPARTMENT FOR A TERM OF 3 YEARS.*

3. FUNDS APPROPRIATED TO THE PROGRAM MUST BE REINVESTED AND MAINTAINED AS A LONG-TERM AND STABLE SOURCE OF FUNDING FOR THE PROGRAM.

4. THE AMOUNT OF STATE FUNDS USED IN ANY MICROLOAN MADE PURSUANT TO THIS PART MAY NOT EXCEED 50 PERCENT OF THE TOTAL MICROLOAN AMOUNT.

5. THE LOAN ADMINISTRATOR SHALL RESERVE 10 PERCENT OF THE TOTAL AWARD AMOUNT FROM THE DEPARTMENT TO PROVIDE MICROLOANS PURSUANT TO THIS PART TO ENTREPRENEURS AND SMALL BUSINESSES THAT EMPLOY NO MORE THAN FIVE PEOPLE AND GENERATE ANNUAL GROSS REVENUES AVERAGING NO MORE THAN $250,000 PER YEAR FOR THE LAST 2 YEARS.

6. WITHIN 30 DAYS OF EXECUTING THIS CONTRACT WITH THE DEPARTMENT, THE LOAN ADMINISTRATOR MUST ENTER INTO A MEMORANDUM OF UNDERSTANDING WITH THE NETWORK.

NOTE: Section .400(d) of OMB Circular A-133, as revised, and Section 215.97(5), Florida Statutes, require that the information about Federal Programs and State Projects included in Exhibit 1 be provided to the recipient.

ATTACHMENT 3
Audit Compliance Certification

Grantee Name: ____

FEIN: ____________________ Grantee's Fiscal Year: ______________________________

Contact Person Name and Phone Number: ______________________________________

Contact Person Email Address: ____

1. Did Grantee expend state financial assistance, during its fiscal year, that it received under any agreement (e.g., agreement, grant, memorandum of agreement, memorandum of understanding, economic incentive award agreement, etc.) between Grantee and the Department of Economic Opportunity (DEO)? ____Yes _____ No

   If the above answer is yes, also answer the following before proceeding to item 2:

   Did Grantee expend $500,000 or more of state financial assistance (from DEO and all other sources of state financial assistance combined) during its fiscal year? _____ Yes ______ No

   If yes, Grantee certifies that it will timely comply with all applicable state single or project-specific audit requirements of section 215.97, Florida Statutes, and the applicable rules of the Department of Financial Services and the Auditor General.

2. Did Grantee expend federal awards, during its fiscal year that it received under any agreement (e.g., agreement, grant, memorandum of agreement, memorandum of understanding, economic incentive award agreement, etc.) between Grantee and DEO? ____Yes _____ No

   If the above answer is yes, also answer the following before proceeding to execution of this certification:

   Did Grantee expend $500,000 or more in federal awards (from DEO and all other sources of federal awards combined) during its fiscal year? _____ Yes ______ No

   If yes, Grantee certifies that it will timely comply with all applicable single or program-specific audit requirements of OMB Circular A-133, as revised.

By signing below, I certify, on behalf of Grantee, that the above representations for items 1 and 2 are true and correct.

______________________________	______________________________
Signature of Authorized Representative	Date
______________________________	______________________________
Printed Name of Authorized Representative	Title of Authorized Representative

CONTRACT NUMBER: D0068

AMENDMENT One (1)
TO CONTRACT
BETWEEN
THE DEPARTMENT OF ECONOMIC OPPORTUNITY
AND
OUR MicroLending, LLC

On December 1, 2014, the State of Florida, Department of Economic Opportunity ("DEO"), and OUR MicroLending, LLC ("Loan Administrator"), entered into a contract to provide the services of a non-banking financial institution as stated in section 288.993, Florida Statutes (the Florida Microfinance Act).

WHEREAS, Section II.A of the Contract provides that any amendment to the Contract shall be in writing executed by the Parties thereto;

WHEREAS, the Parties wish to amend the Contract as set forth herein;

NOW THEREFORE, in consideration of the mutual covenants and obligations set forth herein, the receipt and sufficiency of which are hereby acknowledged, the Parties agree to the following:

1. The first sentence of Section I.D. of the Contract is hereby and replaced as follows:

   DEO, contingent upon receipt of documentation from Loan Administrator of evidencing the establishment of a separate interest bearing account for deposit of all funds in connection with this Contract, shall disburse the awarded funds to Loan Administrator in the total amount of **$4,825,000.00** to be used by Loan Administrator in accordance with the provisions herein.

2. Exhibit 1 to Attachment 2, is hereby deleted in its entirety and replaced with Revised Exhibit 1 to Attachment 2, which is attached hereto and incorporated by reference.

3. All other terms and conditions remain in effect.

4. Section I.F.1., within the "Governing Laws" section of the Contract, is hereby incorporated by reference as if fully restated herein.

Remainder of Page Intentionally Left Blank

IN WITNESS HEREOF, by signature below, the Parties agree to abide by the terms, conditions, and provisions of Contract D0068 as amended. This Amendment is effective on June 8, 2015 or on the date the last Party signs this Amendment, whichever is later.

OUR MICROLENDING, LLC	DEPARTMENT OF ECONOMIC OPPORTUNITY
SIGNED:	SIGNED:
Emilio Santandreu	William B. Killingsworth
CEO	Director, Division of Community Development
DATE: 6/5/2015	DATE: 6/15/15

Approved as to form and legal sufficiency, subject only to full and proper execution by the Parties.

OFFICE OF GENERAL COUNSEL
DEPARTMENT OF ECONOMIC OPPORTUNITY

By: ____________________

Approved Date: 6/11/15

REVISED EXHIBIT – 1 to Attachment 2

FEDERAL RESOURCES AWARDED TO THE RECIPIENT PURSUANT TO THIS AGREEMENT CONSIST OF THE FOLLOWING: N/A

COMPLIANCE REQUIREMENTS APPLICABLE TO THE FEDERAL RESOURCES AWARDED PURSUANT TO THIS AGREEMENT ARE AS FOLLOWS: N/A

STATE RESOURCES AWARDED TO THE RECIPIENT PURSUANT TO THIS AGREEMENT CONSIST OF THE FOLLOWING:

MATCHING RESOURCES FOR FEDERAL PROGRAMS: N/A

SUBJECT TO SECTION 215.97, FLORIDA STATUTES:

State Project: *DEPARTMENT OF ECONOMIC OPPORTUNITY (DEO), MICROFINANCE LOAN PROGRAM*

CSFA 40.039
$4,825,000.00.

COMPLIANCE REQUIREMENTS APPLICABLE TO STATE RESOURCES AWARDED PURSUANT TO THIS AGREEMENT ARE AS FOLLOWS:

1. *TO MAKE SHORT-TERM, FIXED-RATE MICROLOANS IN CONJUNCTION WITH BUSINESS MANAGEMENT TRAINING, BUSINESS DEVELOPMENT TRAINING, AND TECHNICAL ASSISTANCE TO ENTREPRENEURS AND NEWLY ESTABLISHED OR GROWING SMALL BUSINESSES FOR START-UP COSTS, WORKING CAPITAL, AND THE ACQUISITION OF MATERIALS, SUPPLIES, FURNITURE, FIXTURES, AND EQUIPMENT.*
2. *LOAN ADMINISTRATOR MUST ENTER INTO A CONTRACT WITH THE DEPARTMENT FOR A TERM OF 3 YEARS.*
3. FUNDS APPROPRIATED TO THE PROGRAM MUST BE REINVESTED AND MAINTAINED AS A LONG-TERM AND STABLE SOURCE OF FUNDING FOR THE PROGRAM.
4. THE AMOUNT OF STATE FUNDS USED IN ANY MICROLOAN MADE PURSUANT TO THIS PART MAY NOT EXCEED 50 PERCENT OF THE TOTAL MICROLOAN AMOUNT.
5. THE LOAN ADMINISTRATOR SHALL RESERVE 10 PERCENT OF THE TOTAL AWARD AMOUNT FROM THE DEPARTMENT TO PROVIDE MICROLOANS PURSUANT TO THIS PART TO ENTREPRENEURS AND SMALL BUSINESSES THAT EMPLOY NO MORE THAN FIVE PEOPLE AND GENERATE ANNUAL GROSS REVENUES AVERAGING NO MORE THAN $250,000 PER YEAR FOR THE LAST 2 YEARS.
6. WITHIN 30 DAYS OF EXECUTING THIS CONTRACT WITH THE DEPARTMENT, THE LOAN ADMINISTRATOR MUST ENTER INTO A MEMORANDUM OF UNDERSTANDING WITH THE NETWORK.

NOTE: Section .400(d) of OMB Circular A-133, as revised, and Section 215.97(5), Florida Statutes, require that the information about Federal Programs and State Projects included in Exhibit 1 be provided to the recipient.